EXHIBIT 3.1 ARTICLES OF INCORPORATION


                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                    FILED 05:00 PM 05/18/2001
                                                       010240972 - 3393709


                          CERTIFICATE OF INCORPORATION

                                       OF

                            INTERSTATE DATA USA, INC.


     1. The name of the corporation is Interstate Data USA, Inc. (the "Corporation").

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "Act"). The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clauses in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of (i) Eighty Million (80,000,000) shares, par value $.001 per share, of common capital stock ("Common Stock") and (ii) Twenty Million (20,000,000) shares, par value $.001 per share, of preferred capital stock ("Preferred Stock").

               4.1    Common Stock Provisions.

               4.1.1 Dividend Rights. Subject to the provisions of applicable law and the preferences of the Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors.

               4.1.2 Voting Rights. The holders of Common Stock shall have one vote for each share on each matter submitted to a vote or consent of the stockholders of the Corporation.

               4.1.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts or other liabilities of the Corporation and the preferential amounts to which the holders of the Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.


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               4.2    Preferred Stock Provisions

               4.2.1 The Preferred Stock may be issued from time to time in one or more series subject to limitations prescribed by law and the provisions of this Certificate of Incorporation or any amendment hereto. Authority is expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock without any vote or other action by the stockholders of the Corporation (the "Stockholders"), and to fix by designation (the "Preferred Stock Designation") the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by law, including but not limited to the following:


                      (a) The number of shares constituting that series and the distinctive designation of the series;

                      (b) The dividend rate (or method of determining such rate) on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether such dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series to the dividends payable on any other class or series of stock of the Corporation;

                      (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                      (d) Whether or not the shares of that series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, or convertible into or exchangeable for other securities of the Corporation or securities of any other corporation, partnership or other person or entity, and if so, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                      (e) Whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or at the option of the holder thereof or upon the happening of a specified event, and if so, the times, prices and other terms and conditions of such redemption;

                      (f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

                      (g) The rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, with respect to payment of amounts payable in

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               such event on shares of that series to amounts payable in such event on shares of any other class or series of stock of the Corporation; and


                      (h) Any other relative rights, preferences and limitations of that series.

               4.3    Other Provisions.

               4.3.1 The Board of Directors shall have authority to authorize the issuance from time to time without any vote or other action by the stockholders of the Corporation, of any or all shares of stock of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for any such shares, in each case to such persons and for such consideration and on such terms as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the consideration has been paid to the Corporation, shall be fully paid, and the holders of such stock shall not be liable to any further call or assessments thereon.

               4.3.2 No holder of stock of any class or series of the Corporation nor of any security convertible into or exchangeable for stock of any class or series of the Corporation, nor of any warrant, option, or right to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation, or any security convertible into or exchangeable for, or any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class or series of the Corporation, whether now or hereafter authorized. Nothing in this
               Section 4.3.2 shall be deemed to eliminate or limit the ability of the Corporation to grant by contract a preemptive right to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation or any security convertible into or exchangeable for, or any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class or series of the Corporation, whether now or hereafter authorized.

               4.3.3 The Board of Directors may set a record date in the manner and for the purposes authorized in the bylaws of the Corporation, with respect to shares of stock of the Corporation or any class or series.


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     5.   At all elections of directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his share of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     6.   The name and mailing address of the sole incorporator is as follows:

                      Name                         Mailing Address
                      ----                         ---------------

                      David E. Carter              2150 Carter Avenue
                                                   Ashland, Kentucky 41105

     7. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is:

                      Name                         Mailing Address
                      ----                         ---------------

                      David E. Carter              2150 Carter Avenue
                                                   Ashland, Kentucky 41105

     8.   The Corporation is to have perpetual existence.

     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or (iv) for any transaction from which the director derived any improper personal benefit.

     11. The Corporation shall indemnify to the fullest extent authorized or permitted and in the manner provided by law, any person made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other Corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees and agents other than directors and officers may be entitled by law, and the Corporation may indemnify such employees and agents to the fullest extent and in the manner permitted by law. The rights to indemnification set forth


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     13.  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     14. The Corporation elects to be governed by the provisions of Section 203 of the Act, as may be amended form time to time.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Act of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of May, 2001.



                                               /s/ David E. Carter
                                               -----------------------------
                                               David E. Carter, Incorporator



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